This Agreement for On-Site Professional Services (the "Agreement"), is between **PixarBio CORPORATION** ("COMPANY") and Avastus Preclinical Services, LLC., ("APS"), whereby APS agrees to provide access to space in APS' vivarium facility at 320 Putnam Street, Cambridge, MA 02139 (each referred to herein as a "Party", and collectively as the "Parties").

COMPANY and APS have agreed as follows:

A. APS shall, for the entirety of the Term (as hereinafter defined) provide COMPANY with access to, and the exclusive use of the four suites comprised of (i) Rooms 101, 102 and 103, (ii) Rooms 104 and 105, (iii) Rooms 110A and 110B, and (iv) Room 111 (collectively defined as the "Premises"). COMPANY shall use the Premises solely for the conduct of the animal procedures and experiments (the "Procedures") set forth in a protocol prepared by COMPANY (the "Protocol") and submitted to and approved by the APS Institutional Animal Care and Use Committee ("IACUC"); provided that, the IACUC will not unreasonably condition, delay or withhold any such approval of such Protocol. COMPANY shall have the right to terminate this Agreement without penalty if the IACUC does not approve the Protocol.

B. COMPANY's right to access, use and occupy the Premises will commence on **September 16, 2016** and will expire at 11:59 p.m. EST on **September 15th, 2017** (the "Term"). APS shall ensure that the Premises have been approved by the IACUC for use by COMPANY for the conduct of the Procedures for the entirety of the Term. The parties agree that COMPANY has the right to terminate this agreement upon at least 15 days written notice if APS is unable to meet contractual obligations or consistently impedes on study results due to building or personnel deficiencies.

C. During the Term, COMPANY agrees to pay the following fees in the following manner for its use of and access to the Premises, and for APS' proper performance of the Services (as defined hereinafter):

   1. A **$39,500.00** per month access and service fee (the "Monthly Fee"); provided that (i) the Monthly Fee for any partial month will be prorated, (ii) APS shall invoice COMPANY for the Monthly Fee in advance on or after the first (1st) day of each calendar month during the Term and (iii) COMPANY SHALL pay the Monthly Fee, to the extent that it does not dispute the Monthly Fee or any portion thereof, in good faith, within fifteen (15) days of its receipt of each such invoice from APS.

D. During the term, APS will furnish COMPANY with animal husbandry services, including without limitation, water, food, bedding, and biohazard waste disposal, and normal disposables for vivarium operations (the "Services") which are covered in the monthly service fee specified in section C. The Services are detailed in Attachment A. APS will furnish named COMPANY personnel with appropriate key and card access to insure 24 hour access to the building.

E. COMPANY agrees to comply with the policies, rules and regulations adopted by the site for the safety of all personnel as detailed in Appendix B. In addition, COMPANY agrees to abide by

all Federal, State, County and Municipal laws, regulations and ordinances governing safety and animal experimentation applicable to the conduct of the Procedures. In the event of a conflict between the APS Policies and the provisions of this Agreement, the provisions of this agreement shall control.

F. COMPANY agrees to obtain and maintain all relevant permits and licenses to conduct all IACUC approved studies.

G. In the event of a violation by COMPANY of Appendix B or Federal, State, County or Municipal laws, regulations or ordinances, particularly IACUC approved protocols, APS retains the right to:

a) Give COMPANY 30 days written notice to correct any violation or forfeit privileges to operate in the premises; or will be asked to leave
b) Permit training of COMPANY personnel, at its expense, to avoid further infractions of the ordinances and procedures; or
c) Exclude personnel who consistently violate IACUC procedures; or
d) Collect all fees due at the time of COMPANY leaving APS's premises, if the City of Cambridge and APS concludes the group cannot continue vivarium work if COMPANY has not cured such violation within 30 days of receipt of written notice

H. COMPANY will maintain commercial liability insurances with adequate coverage to conduct biological experiments.

I. COMPANY property brought on to the Premises is at COMPANY's sole risk except for any damage or loss caused by the gross negligence or willful misconduct of APS or any of its personnel, agents or contractors.

J. Upon termination of the Agreement all keys and access cards will be returned to APS. Note: A $50 fee will be charged for all APS keys and security key cards not returned.

K. In addition to the foregoing, the following terms and conditions shall apply:

a) APS represents, warrants and covenants that APS shall perform Services in a professional and workmanlike manner in accordance with the highest standards of performance in its industry and shall provide the Services in accordance with all applicable business conduct, regulatory and health and safety guidelines, laws, statutes, rules, regulations, and ordinances which are applicable to the Services and the condition of the Premises. APS warrants that the Premises comply with all applicable Federal, State, County and Municipal laws, regulations and ordinances and that the Premises may be used to conduct the Procedures.

b) To the extent possible, APS shall notify COMPANY in advance of any inspection of APS's facilities by any government agency, which may relate to the Services provided to COMPANY. APS shall promptly share with COMPANY the results of any such inspection, including copies of any reports issued thereon. During the Term of this Agreement and for a period of up to five (5) years from the date of expiration of the Term or the termination of this

Agreement, APS shall provide to COMPANY, at COMPANY's request and expense, any information related to the Services reasonably required by COMPANY in support of its applications or other submissions to regulatory authorities or such governmental bodies as regulate the prices of products.

c) APS agrees to treat any and all business, scientific, clinical, research or development data or information whether or not marked as such as the confidential and exclusive property of COMPANY ("Confidential Information"), and agrees not to disclose any of the Confidential Information to any third party without first obtaining the written consent of COMPANY. APS agrees that it will use any Confidential Information only for the purpose of providing Services to COMPANY hereunder and for no other purpose (including, but not limited to, diagnostic or therapeutic purposes). APS agrees to limit access to Confidential Information to those of APS's directors, officers, employees or agents who have a need to know such Confidential Information and who have been informed of and are obligated in writing to maintain the confidential nature of such Confidential Information as set forth herein. The provisions of this paragraph shall survive the termination or expiration of this Agreement. APS shall ensure that Confidential Information will not be used by its directors, officers, employees or agents for any other purpose other than as set forth herein.

d) Each party shall indemnify, defend and hold harmless the other party, its agents, servants, employees, officers, directors, attorneys, subsidiaries and assigns from and against all claims, losses, damages, liabilities and expenses (including, but not limited to, attorneys' fees) arising as a result of the breach by such party of any of its obligations, covenants or representations, or as a result of negligence, illegality or willful misconduct alleged or actual on the part of the indemnifying party. This is in addition to any remedies specifically set forth elsewhere in this Agreement. Each of the foregoing indemnifications is contingent upon the indemnified party giving the indemnifying party prompt notice of any claim hereunder and sole authority to defend and/or settle any such claim; provided, that, the indemnifying party shall (i) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such claim as the settlement or disposition relates to such indemnified party and (ii) not settle or otherwise resolve such claim without the prior written consent of such indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed). Each indemnified party shall cooperate with the indemnifying party in its defense of any such claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such claim. The provisions of this paragraph shall survive the termination or expiration of this Agreement.

e) **LIMITATION ON LIABILITY. EXCEPT FOR BREACHES OF CONFIDENTIALITY AND EACH PARTY'S OBLIGATIONS OF INDEMNIFICATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY ARISING UNDER THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.**

f) During the term of this Agreement, APS shall carry, at its sole expense and with a carrier with an AM Best rating of A or better, insurance coverage to include at a minimum the following:

i. Comprehensive General Liability - $1M per occurrence and $2M in the aggregate
Workers Compensation – State statutory limits and $1M employers' liability
Professional Liability - $1M per occurrence and $2M in the aggregate
Errors and Omissions - $1M per occurrence

ii. If any of the foregoing policies are written on a claim made basis, such policies shall be maintained so as to provide continuing coverage for future claims which may arise from actions or omissions during the performance of Services and for a minimum of three (3) years following completion or termination of the Services (the "Insurance Period").

iii. If any of the foregoing policies are written such that there is a substantial deductible or co-insurance of $500,000 or more, the party carrying such policy must provide evidence that adequate reserves have been established to meet any financial demands which may arise from a claim.

iv. APS must notify COMPANY should an aggregate limit be impaired by 50% or more at any time during the Insurance Period.

x. A certificate of insurance evidencing coverage as set forth herein, and indicating whether coverage is written on an occurrence or claims made basis, shall be issued within 15 days of the Effective Date of this Agreement.

g). Neither party shall disclose the existence or substance of this Agreement, except as required by applicable laws. APS shall not use the name of COMPANY or of any COMPANY employee without COMPANY's prior written consent. APS shall not publish any articles or make any presentations or communications (including any written, oral, or electronic presentation, or other publication) relating to the Services or Confidential Information, in whole or in part, without the prior written consent of COMPANY.

h). This Agreement shall be governed by and construed in accordance with the substantive laws of the United States of America and the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. Any action, suit or other legal proceeding which either party may commence to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in the state or federal courts located in the Commonwealth of Massachusetts, and the parties hereby consent to the jurisdiction of such court with respect to any such action, suit or proceeding.

If the above is a reflection of the entire understanding reached between COMPANY and APS with respect to the Services, signatures will constitute a binding agreement.

Agreed to and accepted to this 15th day of September, 2016

For COMPANY

By: [signature] Date: 9/8/16

Name: Katrin Holzhaus

Title: Chief Administration Officer

For APS

By: [signature] Date: 9/9/16

Name: Andreas Thomas

Title: Controller